Exhibit 99.1

Press Release
www.shire.com

Developments to Income Access Share arrangements – elections for the interim dividend in respect of the six months to December 31, 2015

March 3, 2016 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) reminds shareholders of important developments relating to the Company’s Income Access Share arrangements (“IAS Arrangements”).

All shareholders who wish to receive, or continue to receive, UK sourced dividends via the IAS Arrangements (and therefore without incurring Irish dividend withholding tax) need to complete the newly formatted IAS Arrangements election forms and return to the address stated therein.

Internet links to these forms, which were posted to shareholders on February 16, 2016, can be found on the Company’s website:

http://investors.shire.com/shareholder-information/shareholder-forms.aspx

In order for submitted IAS Arrangements election forms to be valid in respect of the dividend to be paid on April 12, 2016, they need to be received by the Company’s Registrar, Equiniti, by 5pm (UK time) on March 11, 2016. Election forms received after this date will not be applied to this dividend though will be applied to future dividend payments.

Shareholders who do not elect to receive UK sourced dividends using the new IAS Arrangements election forms are advised that their dividends will be Irish sourced and therefore incur Irish dividend withholding tax, subject to applicable exemptions. A letter advising of the above information has today been posted to shareholders with a corresponding internet link made available on the Company’s website: www.shire.com. In accordance with Listing Rule 9.6.1R, the letter has also been uploaded to the National Storage Mechanism and will be available for viewing shortly. If you are in any doubt as to what action to take, please consult your tax advisor immediately.

For further information concerning the IAS Arrangements or Irish dividend withholding tax exemptions, please contact Equiniti (+44 (0) 121 415 7593).

Oliver Strawbridge

Senior Assistant Company Secretary

For further information please contact:

Investor Relations

Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

NOTES TO EDITORS

The Company operates IAS Arrangements. Shareholders who elect to receive the Company’s dividends via the IAS Arrangements receive such dividends from a subsidiary of the Company that is tax resident in the UK. Dividends paid under the IAS Arrangements are not, under current legislation, subject to any UK or Irish withholding taxes. Dividends paid outside of the IAS Arrangements are subject to Irish dividend withholding tax at a rate of 20%, or such lower rate as may be applicable under exemptions from withholding tax contained in Irish law.

Shareholders are advised that recent developments in global tax law, namely the introduction of the Foreign Account Tax Compliance Act and the Common Reporting Standard, have introduced new reporting obligations relating to the IAS Arrangements. These require that certain information relating to shareholders participating in the IAS Arrangements is reported to the appropriate tax authorities. In order to ensure the new reporting obligations are met, the Company is requesting from electing (or deemed electing) shareholders the relevant information via new IAS Arrangements election forms (and continuation forms in respect of joint holders). The availability of these forms is outlined in the announcement above.

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com